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Exhibit 10.18.

QUESTAR CORPORATION
ANNUAL MANAGEMENT INCENTIVE PLAN II

  Section 1. Purpose.

        The Questar Corporation Annual Management Incentive Plan II ("AMIP II") is to provide an incentive to the highest paid officers of Questar Corporation (the "Company") and its subsidiaries to focus their best efforts to pursue and attain major organizational goals. The intent with AMIP II is to place a significant portion of the eligible officer's annual compensation at risk by tying it to specific measurable goals that drive long-term shareholder value.

  Section 2. Definitions.

        "Board" means the Board of Directors of the Company or a successor to it.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" means the Management Performance Committee, or its successor committee, which is comprised wholly of independent, outside directors and which must include at least two such directors.

        "Covered Employee" means an Employee who is a "covered employee" as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a Covered Employee for any given year.

        "Designated Beneficiary" means the beneficiary designated by the Covered Employee, in a manner determined by the Committee, to receive amounts due the Covered Employee. In the absence of an effective designation by the Covered Employee, Designated Beneficiary shall mean the Covered Employee's estate.

        "Disability" means permanent and total disability within the meaning of Section 105(d)(4) of the Code.

        "Employer" means the Company and any affiliate that is the direct employer of a Covered Employee.

        "Fiscal Year" means the fiscal year of the Company.

        "Performance Goals" means the specific, measurable goals set by the Committee in writing for any given Fiscal Year. Performance Goals may include multiple goals and may be based on one or more operational or financial criteria. Such goals shall be set by the Committee by such date as is required under Section 162(m) of the Code. In setting the Performance Goals for the Fiscal Year, the Committee may include one or any combination of the following criteria is either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining "satisfactory"; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

        "Target Bonus" means the dollar amount specified for each Covered Employee within 60 days after the beginning of a Fiscal Year.

        "Termination of Employment" means the date on which a Covered Employee shall cease to serve as an employee for any reason.

  Section 3. Administration.

        The Plan shall be administered by the Committee in conjunction with its administration of the Annual Management Incentive Plan. The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines and practices for the operation of the Plan and to interpret the terms and provisions of the Plan. The Committee also shall have sole and complete authority to determine the extent to which Performance Goals have been achieved. The Committee's decisions shall be final and binding upon all parties, including the Company, stockholders, Covered Employees and Designated Beneficiaries.

  Section 4. Eligibility.

        Only Covered Employees are eligible to receive payments under this Plan. Any payment on a Target Bonus for an employee who is determined not to be a Covered Employee at the time the payment is made shall be paid under the terms of the Company's Annual Management Incentive Plan, not under the terms of this Plan.

  Section 5. Determination of Awards.

        Within 60 days after the beginning of a Fiscal Year, the Committee shall establish a Target Bonus for each Covered Employee and a maximum payout for cash awards granted under the terms of this Plan for such Fiscal Year for attainment of specified Performance Goals by Covered Employees. Performance Goals must be objective and must satisfy the third-party objectivity standards under Section 162(m) of the Code and regulations adopted pursuant to it.

        Within 60 days after the close of such Fiscal Year, the Committee shall determine cash awards to be paid under the terms of this Plan. Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Fiscal Year in question. The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied. (Approved minutes may used for this purpose.)

        The maximum cash payment that may be made to any Covered Employee under the terms of this Plan is $1 million for Fiscal Years 2005 through 2008 and $1.5 million for Fiscal Years beginning with 2009.

        The cash payments under this Plan, in aggregate, do not have to equal 100 percent of the maximum payout, but cannot exceed such amount. The Committee, in its sole discretion, may reduce the cash award otherwise payable to any Covered Employee if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase to one or more other Covered Employees. The Committee has no discretion to increase the cash award otherwise payable to any Covered Employee.

        All payments shall be made in cash and in one installment within 60 days of the end of the Fiscal Year. To be eligible to receive an award, the Covered Employee must be actively employed by the Company or an affiliate as of the date of distribution except as provided below in Section 6.

  Section 6. Termination of Employment.

        In the event a Covered Employee ceases to be an employee during a Fiscal Year for any reason other than death, Disability, retirement, or a Change in Control, he shall not be entitled to any payment pursuant to the terms of the Plan. If a Covered Employee terminates employment as a result of death, Disability, or retirement, he (or his Designated Beneficiary, in the event of his death) shall be given a prorated award at the end of the Fiscal Year based on the length of his service during the Fiscal Year when compared to the entire period. For the purpose of this Plan, retirement shall mean any voluntary Termination of Employment on or after age 55 with 10 years of service.

        In the event a Covered Employee ceases to be an employee during a Fiscal Year as a result of a Change in Control during a Fiscal Year, he shall be entitled to receive a payment equal to his Target Bonus. Such payment shall be made to him within 30 days after his Termination of Employment. This provision does not cancel or supercede any obligation to pay the Covered Employee under the Company's Executive Severance Compensation Plan or any other plan or agreement including employment agreements for any Covered Employee in effect at the time of the Change in Control.

        A Change in Control of the Company shall be deemed to have occurred if (i) any "acquiring person" (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank National Association ("Right Agreement")) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent of more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company's Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained and unless the Change in Control event satisfies the requirements for accelerated distributions set forth in Section 409A of the Code.

  Section 7. Other Provisions.

        (a)   Taxes and Withholding. All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes. The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Covered Employee under this Plan.

        (b)   Source of Funds. All cash payments made under the Plan will be paid from the Company's general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Covered Employee or his Designated Beneficiary.

        (c)   Coordination with Deferred Compensation Plan. Covered Employees are entitled to defer the receipt of their cash bonuses under the terms of the Company's Deferred Compensation Plan, which became effective November 1, 1993. Any cash bonuses payable under this Plan that are deferred pursuant to the Deferred Compensation Plan shall be accounted for and distributed according to the terms of such plan and the elections made by Covered Employees.

        (d)   No Assignment. No right or benefit under this Plan will be subject to assignment, pledge, encumbrance, or charge, and any attempt to assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be subject to the debts or liabilities of a Covered Employee.

        (e)   Amendment of Plan. The Company's Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the cash awards earned during any given Fiscal Year. No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the definition of Performance Goals shall be effective without shareholder approval. The Company's Board cannot terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Covered Employees.

        (f)    Successor. The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

        (g)   Choice of Law This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

        (h)   Effective Date of the Plan. The Plan shall be effective with respect to the Fiscal Year beginning January 1, 2005. The Plan shall remain in effect until it is suspended or terminated as provided in Section 7(e).

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QUESTAR CORPORATION ANNUAL MANAGEMENT INCENTIVE PLAN II